Exhibit 10.2

EXECUTION VERSION

AMENDMENT NUMBER FOUR

to the

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of March 3, 2017,

by and among

CITIBANK, N.A.

PENNYMAC CORP.

and

PENNYMAC LOAN SERVICES, LLC,

This AMENDMENT NUMBER FOUR (this “Amendment Number Four”) is made this 14th day of May, 2018, by and among CITIBANK, N.A. as buyer and agent (“Buyer” and “Agent,” as the case may be), PENNYMAC CORP., a Delaware corporation, as seller, PennyMac Operating Partnership, L.P., a Delaware limited partnership (“POP” and together with PennyMac Corp., a “Seller” and jointly and severally, the “Sellers”), and PENNYMAC LOAN SERVICES, LLC (“Servicer”) to the Amended and Restated Master Repurchase Agreement, dated as of March 3, 2017, by and among Buyer, PennyMac Corp. and Servicer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers, Buyer and Agent have agreed to amend the Agreement, subject to the terms hereof, to permit POP to act as a Seller under the Agreement and to make certain additional modifications thereto, each as more specifically set forth herein; and

WHEREAS, as of the date hereof, Sellers and Servicer represent to Buyer that Seller Parties and Servicer are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.Amendments.  Effective as of May 14, 2018 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

(a)The preamble to the Agreement is hereby amended to read in its entirety as follows:

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of March 3, 2017, among PENNYMAC CORP., a Delaware corporation as seller, PENNYMAC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“POP” and together with PennyMac Corp., a “Seller” and jointly and severally, the “Seller”), PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company, as servicer (“Servicer”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

(b)The defined term “Adjusted Tangible Net Worth” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus (a) intangibles (excluding in any event the value of any residual securities and the value of any owned or purchased mortgage servicing rights and owned or purchased excess mortgage servicing rights); (b) goodwill and (c) receivables from Affiliates.

(c)Section 2 of the Agreement is hereby amended by adding the following new defined term to such Section, immediately following the defined term “Business Day:”

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

(d)The defined term “Change of Control” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Change of Control” shall mean the occurrence of any of the following: (a) with respect to either Seller, Servicer or Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of such Seller, Servicer or Guarantor if after giving effect to such acquisition such Person or Persons owns twenty-five percent (25%) or more of such outstanding shares of voting stock, (b) Guarantor ceases to directly or indirectly own and control, of record and beneficially, 100% of the Equity Interests of either (i) PennyMac Operating Partnership, L.P. or (ii) PennyMac GP OP, Inc., or (c) PennyMac Operating Partnership, L.P. shall cease to own and control, of record and beneficially, 100% of the Equity Interests of PennyMac Corp.

(e)The defined term “Collection Account Control Agreement” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by Buyer, Seller and the Control Bank in form and substance acceptable to Buyer entered into with respect to the Collection Account as of May 24, 2012, as the same may be amended, modified and supplemented and in effect from time to time.

(f)The defined term “Committed Amount” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Committed Amount” shall mean an amount equal to (i) $450,000,000; reduced by (ii) the aggregate outstanding Purchase Price (as such term is defined in the NPL Repurchase Agreement) of all Loans (as such term is defined in the NPL Repurchase Agreement) then subject to outstanding Transactions (as such term is defined in the NPL Repurchase Agreement) under the NPL Repurchase Agreement.

(g)The defined term “Credit Party” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Credit Party” shall mean any of PennyMac Corp., PennyMac Holdings, LLC, PennyMac Mortgage Investment Trust or PennyMac Operating Partnership, L.P.

(h)The defined term “Custodial Agreement” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Custodial Agreement” shall mean the Custodial Agreement, dated as of May 24, 2012, among Seller, Buyer and Custodian as the same may be amended, modified and supplemented and in effect from time to time.

(i)The defined term “Electronic Tracking Agreement” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Seller, Servicer, MERSCORP Holdings, Inc. and MERS, dated as of May 24, 2012, as the same may be amended, modified and supplemented and in effect from time to time.

(j)The defined term “Indebtedness” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument, excluding Non-Recourse Debt, including securitization debt, and any debt classified as Intercompany Debt that is eliminated on the accompanying consolidating financial statements of Guarantor and its Subsidiaries.

(k)The defined term “Investment Advisor Side Letter” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Investment Advisor Side Letter” shall mean that certain letter agreement, dated as of May 24, 2012, among Buyer, Seller, Servicer and the Investment Advisor, as such letter agreement may be amended, modified and supplemented from time to time in accordance with its terms.

(l)Section 2 of the Agreement is hereby amended by deleting the defined term “NPL Party.”

(m)The defined term “Net Worth” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

(n)Section 2 of the Agreement is hereby amended by adding the following new defined term to such Section, immediately following the defined term “Nonbinding Jumbo Takeout Agreement:”

“Non-Recourse Debt” means Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to a Seller, Servicer, Guarantor or any of their Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and no Seller, Servicer, Guarantor nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

(o)Section 2 of the Agreement is hereby amended by adding the following new defined term to such Section, immediately following the defined term “PMI Policy” or “Primary Insurance Policy:”

“POP” shall mean PennyMac Operating Partnership, L.P.

(p)Section 2 of the Agreement is hereby amended by adding the following new defined term to such Section, immediately following the defined term “Security Release Certification:”

“Seller” shall mean, with respect to any specific Transaction hereunder, the entity that requested such Transaction, which entity shall be either PennyMac Corp. or POP as the case may be.  Any reference to Seller or Sellers hereunder shall be deemed to include each of PennyMac Corp. and POP, both individually and jointly and severally, unless otherwise specified herein.

(q)The defined term “Seller Party” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Seller Party” shall mean Sellers and Guarantor.

(r)Section 2 of the Agreement is hereby amended by adding the following new defined term to such Section, immediately following the defined term “Servicing Transmission:”

“Subordinated Debt” means, Indebtedness of a Seller Party which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller Party in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Seller Party to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

(s)The defined term “Uncommitted Amount” in Section 2 of the Agreement is hereby amended to read in its entirety as follows:

“Uncommitted Amount” shall mean an amount equal to (i) $250,000,000 reduced by (ii) the Uncommitted Amount (as such term is defined in the NPL Repurchase Agreement) of all Loans (as such term is defined in the NPL Repurchase Agreement) then subject to outstanding Transactions (as such term is defined in the NPL Repurchase Agreement) under the NPL Repurchase Agreement.

(t)Section 2 of the Agreement is hereby amended by adding the following new defined terms to such Section, immediately following the defined term “Uncommitted Amount:”

“Underlying POP Repurchase Agreement” shall mean the repurchase agreement among POP, PennyMac Corp. and Servicer dated as of May 14, 2018 in the form approved by Buyer in writing in its sole discretion with any material modifications approved by Buyer in writing in its sole discretion, as amended, restated, supplemented or otherwise modified from time to time.

“Underlying POP Repurchase Documents” means the Underlying POP Repurchase Agreement, and the related pricing letter, confirmations and all documents ancillary thereto that evidence an Underlying POP Repurchase Transaction, and all notices, waivers, claims or other documents delivered in connection therewith, in the form approved by Buyer in writing in its sole discretion with any material modifications approved by Buyer in writing in its sole discretion.

“Underlying POP Repurchase Transaction” means a transaction between PennyMac Corp. and POP whereby PennyMac Corp. sells one or more Loans to POP against the transfer of funds by POP, with the simultaneous agreement by POP to transfer to PennyMac Corp. such Loans at a date certain against the transfer of funds by PennyMac Corp., which Loans are concurrently or consecutively purchased by Buyer hereunder.

(u)Section 6 of the Agreement is hereby amended to read in its entirety as follows:

(a)If at any time either (i) the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions, or (ii) the aggregate unpaid principal balance of the Purchased Loans subject to all Transactions is less than the aggregate Par Margin Amount for all such Transactions, (either such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller in such Transactions to transfer to Buyer cash within the time period specified in clause (b) below, so that both (x) the cash and aggregate Market Value of the Purchased Loans will thereupon equal or exceed such aggregate MV Margin Amount and (y) the cash and unpaid principal balance of such Purchased Loans, will thereupon equal or exceed such aggregate Par Margin Amount (either such requirement, a “Margin Call”). Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.  Notwithstanding the foregoing, Buyer may elect in its sole discretion to permit Seller to transfer to Buyer additional Eligible Loans (“Additional Purchased Loans”) for no additional consideration or a combination of cash and Additional Purchased Loans, to cure a Margin Deficit, in either case within the time period set forth in clause (b) below.

(b)Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given shall be met, and the related Margin Call satisfied, within twenty-four (24) hours.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(v)Section 9(a)(iv) of the Agreement is hereby amended to read in its entirety as follows:

(iv)Legal Opinion.  On or before April 3, 2017, with respect to PennyMac Corp., and on or before May 14, 2018, with respect to POP, Buyer shall have received such opinions of counsel to Seller as Buyer may require as to corporate issues, perfection and priority of security interest, “securities contract” matters, “repurchase agreement” matters and Investment Company Act issues.

(w)Section 9(b)(xvi) of the Agreement is hereby amended to read in its entirety as follows:

(xvi)(A) On or before April 3, 2017, PennyMac Corp. shall have delivered fifty (50) original separate powers of attorney (or such other amount as reasonably requested by Buyer), and (B) upon Buyer’s reasonable request from time to time, POP shall deliver original separate powers of attorney, in each case, to Buyer with respect to the powers described in Section 8(d) substantially in the form attached hereto as Exhibit J.

(x)Section 9(b) of the Agreement is hereby amended by adding the following new sub-section (xviii) to the end thereof, to read in its entirety as follows:

(xviii)Underlying Repurchase Documents.  With respect to any Purchased Loan that was subject to an Underlying POP Repurchase Transaction, Sellers shall provide a Transaction Request (as defined in the Underlying Repurchase Documents), which shall reference the applicable Mortgage Loan Schedule which shall describe the Purchased Loan.  All Underlying POP Repurchase Documents applicable to each

Purchased Loan have been duly executed and delivered by Sellers and POP. and must be in form and substance satisfactory to Buyer in all material respects, in its sole discretion.

(y)The preamble to Section 12 of the Agreement is hereby amended to read in its entirety as follows:

Sellers represent and warrant to Buyer that throughout the term of this Agreement with respect to each Seller Party and with respect to Servicer where specified:

(z)The penultimate sentence of Section 12(a) of the Agreement is hereby deleted and replaced with the following new sentences to read in their entirety as follows:

PennyMac Corp's. organizational identification number is 4717754 and its federal tax identification number is 80-0463416. POP's organizational identification number is 4689662 and its federal tax identification number is 27-0214441. POP is a disregarded entity for tax purposes and files its returns under Guarantor’s federal tax identification number, which is 27-0186273.  On May 14, 2018, the exact legal names of Sellers are PennyMac Corp. and PennyMac Operating Partnership, L.P., the exact legal name of the Guarantor is PennyMac Mortgage Investment Trust, and the exact legal name of Servicer is PennyMac Loan Services, LLC, and no such party has used any previous names, assumed names or trade names except that PennyMac Corp. did business in the Commonwealth of Massachusetts under the name PennyMac Mortgage.

(aa)Section 12(b) of the Agreement is hereby amended to read in its entirety as follows:

(b)Financial Condition.  Each of PennyMac Corp., Guarantor and Servicer have heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as of December 31, 2017 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer.  Each of PennyMac Corp., Guarantor and Servicer has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for PennyMac Corp., Guarantor and Servicer and their consolidated Subsidiaries for the one year period ending December 31, 2017.  POP has heretofore furnished to Buyer a copy of its unaudited consolidated balance sheets as of December 31, 2017.  POP has also heretofore furnished to Buyer the related consolidated statements of income for the one year period ending December 31, 2017.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of PennyMac Corp., Guarantor and Servicer and their Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2017, with respect to PennyMac Corp., Guarantor, Servicer, and POP, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.  Neither PennyMac Corp., POP, Guarantor nor Servicer has any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes.  Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, neither PennyMac Corp., POP, Guarantor nor Servicer has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Program Documents) or acquired any property or assets (including Equity Interests of any other

Person) that are material in relation to the financial condition of PennyMac Corp., POP, Guarantor or Servicer.

(bb)Section 12(m) of the Agreement is hereby amended to read in its entirety as follows:

(m)Chief Executive Office/Jurisdiction of Organization.  As of the Effective Date, PennyMac Corp.’s chief executive office is located at 3043 Townsgate Road, Suite 300, Westlake Village, California 91361 and its jurisdiction of organization is the state of Delaware.  As of May 14, 2018, POP's chief executive office is located at 3043 Townsgate Road, Westlake Village, California 91361 and its jurisdiction of organization is the state of Delaware.

(cc)Section 12(p) of the Agreement is hereby amended to read in its entirety as follows:

(i)(A) the ratio of PennyMac Corp.’s Total Indebtedness to its Adjusted Tangible Net Worth is not greater than 10:1; (B) PennyMac Corp.’s Liquidity on a consolidated basis is not less than $10,000,000 as of the last day of the prior calendar month; and (C) PennyMac Corp.’s Adjusted Tangible Net Worth is greater than or equal to $150,000,000.

(ii)(A) the ratio of POP’s Total Indebtedness to its Adjusted Tangible Net Worth is not greater than 5:1; (B) POP’s Liquidity on a consolidated basis is not less than $40,000,000 as of the last day of the prior calendar month; and (C) POP’s Adjusted Tangible Net Worth is greater than or equal to $700,000,000.

(iii)(A) the ratio of Guarantor’s Total Indebtedness to Adjusted Tangible Net Worth is less than 5:1; (B) the Guarantor’s Liquidity on a consolidated basis is not less than $40,000,000 as of the last day of the prior calendar month; (C) Guarantor’s Adjusted Tangible Net Worth is greater than or equal to $860,000,000; and (D) Guarantor’s consolidated Net Income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(dd)Section 13(q) of the Agreement is hereby amended to read in its entirety as follows:

(i)Financial Covenants of PennyMac Corp. PennyMac Corp. shall comply with the following financial covenants: (A) the ratio of PennyMac Corp.’s Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 10:1; (B) PennyMac Corp. shall maintain Liquidity on a consolidated basis as of the last day of the prior calendar month in an amount of not less than $10,000,000; and (C) the Adjusted Tangible Net Worth of PennyMac Corp. shall at all times be greater than $150,000,000;

(ii)Financial Covenants of POP. POP shall comply with the following financial covenants: (A) the ratio of POP’s Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 5:1; (B) POP shall maintain Liquidity on a consolidated basis as of the last day of the prior calendar month in an amount of not less than $40,000,000; and (C) the Adjusted Tangible Net Worth of POP shall at all times be greater than $700,000,000;

(iii)Financial Covenants of Guarantor. Guarantor shall comply with the following financial covenants: (A) the ratio of Guarantor’s Total Indebtedness to Adjusted Tangible Net Worth shall not at any time be greater than 5:1; (B) Guarantor shall maintain Liquidity on a consolidated basis as of the last day of the prior calendar month in an amount of not less than $40,000,000; (C) the Adjusted Tangible Net Worth of Guarantor shall at all times be greater than $860,000,000; and (D) Guarantor’s consolidated Net Income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(ee)Section 13(bb) of the Agreement is hereby amended to read in its entirety as follows:

(bb)Additional Committed Repurchase or Warehouse Facility.  PennyMac Corp. shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer or PennyMac Corp.’s parent or any Affiliates of PennyMac Corp.), one or more committed loan repurchase or warehouse facilities for mortgage loans of a credit quality similar to the Loans to be purchased hereunder, originated or acquired by PennyMac Corp., in an aggregate amount not less than $75,000,000, which facility or facilities shall accommodate “jumbo” mortgage loans in an amount not less than $7,000,000 shall have a term at least equal to that provided under this Agreement, and the terms and conditions comparable to those provided under this Agreement, including as to the financial condition of PennyMac Corp. Notwithstanding the foregoing, in the event that any facilities of the type listed above that are in place as of the date hereof or at any time hereafter, are terminated or the amount available for borrowing thereunder is reduced such that the aggregate amount available for borrowing under such facility or facilities is less than $75,000,000, PennyMac Corp. shall not be deemed to be in breach of this Section 13(bb) as a result of such termination or reduction to the extent that (1) a term sheet for a replacement facility or facilities that meet the criteria set forth above is in place with another lender or lenders within sixty (60) days of such termination or reduction, and (2) such replacement facility or facilities is in place and available for borrowing by Seller within one hundred twenty (120) days of such termination or reduction.

(ff)Section 13(oo) of the Agreement is hereby amended to read in its entirety as follows:

(oo)Loan Purchase Agreements.  PennyMac Corp. shall either (i) maintain, and shall not be in default under, after the expiration of any applicable cure or exception period, at least one whole loan purchase agreement with at least one Agency, pursuant to which such Agency has agreed to purchase Eligible Loans from PennyMac Corp., or (ii) maintain, and shall not be in material default under, after the expiration of any applicable cure or exception period, at least one whole loan purchase agreement with at least one non-Agency third party purchaser, pursuant to which such third party purchaser has agreed to purchase Eligible Loans from PennyMac Corp.  PennyMac Corp. shall ensure that each Loan sold to Buyer in a Transaction hereunder is eligible for sale to such Agency or non-Agency third party purchaser, as the case may be, pursuant to such purchase agreement.

(gg)Section 13(rr) of the Agreement is hereby amended to read in its entirety as follows:

(rr)REIT Status.  Guarantor shall maintain its REIT Status at all times. POP shall maintain its status as a REIT subsidiary at all times.

(hh)Section 13 of the Agreement is hereby amended by adding the following new Subsection (ww) to the end thereof to read in its entirety as follows:

(ww)Underlying POP Repurchase Documents.  The Underlying POP Repurchase Documents contain the following characteristics:

(a)The Underlying POP Repurchase Agreement contains broad repledge, assignment and rehypothecation provisions in favor of POP permitting POP to sell, transfer and assign to Buyer hereunder, without restriction or rights to consent by PennyMac Corp. or any other Person, all of POP's right, title and interest in any Loans purchased by POP pursuant to such Underlying POP Repurchase Agreement;

(b)The Underlying POP Repurchase Agreement contains a backup grant of security interest in each related Loan to POP, similar in form and substance to the security interest granted to Buyer hereunder, and the Underlying POP Repurchase Agreement or an ancillary document thereto provides for a provision or instruction that the Mortgage File in respect of such Loan be delivered by PennyMac Corp. directly to Buyer or Buyer’s designee;

(c)The Underlying POP Repurchase Agreement contains a broad grant of a power of attorney to POP and POP's attorneys-in-fact, including Buyer;

(d)The Underlying POP Repurchase Agreement grants to POP and Buyer the right to immediately terminate PennyMac Corp.’s right or any third party servicer’s right to service or manage Loans;

(e)The Underlying POP Repurchase Agreement requires that each Servicer have adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing or managing, as applicable, of mortgage loans and real property of the same types as may from time to time constitute Loans and in accordance with Accepted Servicing Practices;

(f)The Underlying POP Electronic Tracking Agreement or other Underlying POP Repurchase Documents provide that PennyMac Corp. (i) gives Buyer the authority to change fields in the MERS System as appropriate, including, without limitation, changing the “interim funder” field to insert parties with which a Seller enters into financing arrangements including repurchase agreements with respect to such Loans and (ii) authorizes a Seller to enter into an electronic tracking agreement with MERS and third party lender in connection with MERS taking instructions from an interim funder under certain circumstances;

(g)Unless expressly agreed to in writing by Buyer, during the duration of the related Transaction, no third-party custodian shall hold any Loan Documents pursuant to an agreement to which PennyMac Corp. is a party, or beneficiary, unless PennyMac Corp. is a party thereto as a Seller under this Repurchase Agreement;

(h)All of the mortgage loans subject to the Underlying POP Repurchase Documents shall be delivered as “dry” mortgage loans and “wet” funding shall not be permitted under the Underlying POP Repurchase Documents;

(i)The Underlying POP Repurchase Documents have not been assigned by POP and POP has not granted a security interest in the Underlying POP Repurchase Documents to any third party;

(j)On or before May 14, 2018, a financing statement on Form UCC-1 shall be filed in the applicable filing office naming PennyMac Corp. as debtor and POP as secured party with a collateral description reasonably acceptable to Buyer, which shall be similar in form and substance to the Purchased Items in which a security interest is granted pursuant to Section 4 hereof;

(k)No Underlying POP Repurchase Document shall be amended, modified, or otherwise changed, or any waiver thereunder be given, without the prior written consent of Buyer and any amendments to the Underlying POP Repurchase Documents must be effective simultaneously with any related amendments under the related Program Documents;

(l)Each Seller hereby agrees and acknowledges that any Underlying POP Repurchase Transaction is subject to and subordinate to Buyer’s rights hereunder and Buyer’s security interest in the Purchased Loans and Buyer’s rights under the related Transaction; and

(m)All of the representations and warranties set forth on Schedule 1, Part II are true and correct in all material respects.

(ii)Section 18(e) of the Agreement is hereby amended to read in its entirety as follows:

(e)(i) A Seller Party shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(dd), Section 13(kk)(B) or Section 13(ww) hereof, and such default shall continue unremedied for a period of one (1) Business Day; (ii) a Seller Party shall fail to comply with the requirements of Section 13(p) or Section 13(q) hereof or Section 3 of the Pricing Side Letter, and such default shall continue unremedied for a period of two (2) Business Days; or (iii) Seller shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(jj)Section 18(x) of the Agreement is hereby amended to read in its entirety as follows:

(x)Guarantor shall fail at any time to maintain its REIT Status or shall fail to satisfy all of the conditions set forth in Section 856(c)(2), (3) and (4) of the Code and any Treasury Regulations promulgated thereunder Guarantor shall fail at any time to maintain its REIT Status or POP shall fail at any time to be a qualified REIT subsidiary under the Code, or Guarantor or POP shall fail to satisfy all of the conditions set forth in Section 856(c)(2), (3) and (4) of the Code and any Treasury Regulations promulgated thereunder or Guarantor shall fail at any time to be a publicly traded company or the Underlying POP Repurchase Documents shall result in any actual or threatened material adverse effect on the Guarantor or either Seller, including with respect to the tax status of such entity or the enforceability of the Underlying POP Repurchase Documents or the Program Documents; or

(kk)Section 21 of the Agreement is hereby amended by adding the following sentence to the end thereof:

Any notice sent to one Seller shall be deemed notice to the other Seller.

(ll)Section 31 of the Agreement is hereby amended to read in its entirety as follows:

31.CONTRIBUTION PAYMENTS

In the event of (a) any payment by either Seller of any amount in excess of the Repurchase Price due from such Seller and required to be repaid to Buyer under the Repurchase Agreement (each such amount, as the same may be amortized pursuant to the Repurchase Agreement, an “Allocable Repurchase Price”), or (b) the liquidation or sale of any of the Purchased Loans transferred by either Seller, the proceeds of which Purchased Loans have been utilized to satisfy obligations under the Transaction which are not attributable to such Seller’s Allocable Repurchase Price, such Seller (the “Overpaying Seller”) shall be entitled, after payment in full of all amounts due under the Repurchase Agreement, to contribution from the other Seller (the “Benefited Seller”), for the amounts so paid or the proceeds so utilized, to the extent attributable to the Benefited Seller’s Allocable Repurchase Price (the “Contribution Payment”); provided, that notwithstanding anything contained herein to the contrary, (i) the Benefited Seller shall only make such Contribution Payment to the extent funds are available therefor after payment of all amounts then payable by the Benefited Seller under the Repurchase Agreement, (ii) each Overpaying Seller’s rights of reimbursement and contribution shall be subordinated to all amounts payable to Buyer in connection with this Repurchase Agreement, (iii) in no event shall an Overpaying Seller bring any action against a Benefited Seller prior to full payment and satisfaction of the Transactions under this Repurchase Agreement, and (iv) any such Contribution Payment shall not constitute a claim against the Benefited Seller, except to the extent funds are available to pay such amount as provided herein.

(mm)Section 43 of the Agreement is hereby amended by adding the following new Section 43(f) to the end thereof:

(f)The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement.

(nn)The Agreement is hereby amended by adding the following new Section 48 to the end thereof:

48.JOINT AND SEVERAL LIABILITY; CROSS-DEFAULT

Sellers hereby acknowledge and agree that they are jointly and severally liable to Buyer for all representations, warranties, covenants, obligations and liabilities of each Seller hereunder.  PennyMac Corp. and POP hereby further acknowledge and agree that any Default, Event of Default or breach of a representation, warranty or covenant by either Seller under this Agreement is hereby considered a Default, Event of Default or breach by each Seller.

(oo)The Agreement is hereby amended by re-designating Schedule 1 thereto as Schedule 1, Part I and by adding a new Schedule 1, Part II thereto in the form attached hereto as Exhibit A.

(pp)Each of the exhibits to the Agreement shall be deemed to provide appropriate references to and signature blocks for POP with respect to any Transactions entered into by POP or any other required references to, or signatures by, POP.

Section 2.Effectiveness.  This Amendment Number Four shall become effective as of the date that the Buyer shall have received:

(a)counterparts of this Amendment Number Four duly executed by each of the parties hereto;

(b)a reaffirmation of the Guaranty by the Guarantor;

(c)counterparts of amendments to the Pricing Side Letter, the Custodial Agreement, the Electronic Tracking Agreement, the Master Netting Agreement and the Collection Account Control Agreement adding POP as a seller thereunder duly executed by each of the parties thereto; and

(d)copies of all of the Closing Documents specified in Sections 9(a)(ii) - (xv) of the Agreement with respect to POP.

Section 3.Fees and Expenses.  Seller agrees to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Four (including all reasonable fees and out of pocket costs and expenses of Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

Section 4.Representations.  Seller and Servicer hereby represent to Buyer and Agent that as of the date hereof, Seller Parties and Servicer are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

Section 5.Binding Effect; Governing Law.  This Amendment Number Four shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT NUMBER FOUR SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

Section 6.Counterparts.  This Amendment Number Four may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 7.Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number Four need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Servicer and Buyer have caused this Amendment Number Four to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

CITIBANK, N.A.
(Buyer and Agent, as applicable)

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President
Citibank, N.A.

PENNYMAC CORP.,
(Seller)

By:	/s/ Andrew S. Chang
Name:	Andrew S. Chang
Title:	Senior Managing Director and Chief Financial Officer

PENNYMAC OPERATING PARTNERSHIP, L.P.
(Seller)

By:	PennyMac GP OP, Inc., its General Partner

	By:	/s/ Andrew S. Chang
	Name:	Andrew S. Chang
	Title:	Senior Managing Director and Chief Financial Officer

Address for Notices:
3043 Townsgate Road
Westlake Village, California 91361
Attention: Pamela Marsh/Richard Hetzel
Phone Number: (805) 330-6059/(805) 254-6088
E-mail: pamela.marsh@pnmac.com;
richard.hetzel@pnmac.com

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

By:	/s/ Andrew S. Chang
Name:	Andrew S. Chang
Title:	Senior Managing Director and Chief Financial Officer

Amendment Number Four to Amended and Restated Master Repurchase Agreement PMAC-Agency

106610148\V-12

EXHIBIT A

Schedule 1 --Part II

REPRESENTATIONS AND WARRANTIES RE: UNDERLYING REPURCHASE TRANSACTIONS

Sellers shall be deemed to make the following representations and warranties to Buyer, as of the date of any Underlying POP Repurchase Transaction and at all times while this Agreement is in effect and each date on which any Underlying POP Repurchase Transaction is outstanding:

(a)Validity of Underlying POP Repurchase Documents. The Underlying POP Repurchase Documents and any other agreement executed and delivered by POP or guarantor thereto, as applicable, in connection with an Underlying POP Repurchase Transaction are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be affected by bankruptcy, by other insolvency laws or by general principles of equity.  Sellers and POP had legal capacity to enter into the Underlying POP Repurchase Transaction and POP had the legal capacity to execute and deliver the Underlying POP Repurchase Documents and any such agreement, and the Underlying POP Repurchase Documents and any such other related agreement to which Sellers or POP are parties have been duly and properly executed by Sellers and POP, as applicable.  The Underlying POP Repurchase Documents to which POP is a party constitute legal, valid, binding and enforceable obligations of POP.  The Underlying POP Repurchase Transaction and the Underlying POP Repurchase Documents are in full force and effect, and the enforceability of the Underlying POP Repurchase Documents has not been contested by POP.

(b)Original Terms Unmodified.  Except to the extent approved in writing by Buyer, the terms of the Underlying POP Repurchase Documents have not been impaired, altered or modified in any respect.

(c)No Defenses.  The Underlying POP Repurchase Transaction is not subject to any right of rescission, set-off, counterclaim or defense nor will the operation of any of the terms of any Underlying POP Repurchase Documents, or the exercise of any right thereunder, render any Underlying POP Repurchase Document unenforceable in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(d)No Bankruptcy.  Neither POP nor PennyMac Corp. is a debtor in any state or federal bankruptcy or insolvency proceeding.  Neither POP nor PennyMac Corp. has threatened, and neither POP nor PennyMac Corp. is contemplating, either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or any of the Loans.

(e)Compliance with Applicable Laws; Consents.  Any and all requirements of any federal, state or local law including, without limitation, usury, consumer credit protection, or disclosure laws applicable to the Underlying POP Repurchase Transaction have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the applicable Seller shall maintain in its possession, available for the inspection by Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.  All consents of and all filings with any federal or state Governmental Authority necessary

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in connection with the execution, delivery or performance of the Underlying POP Repurchase Transaction have been obtained or made and are in full force and effect.

(f)No Waiver.  Except to the extent approved in writing by Buyer, no Seller has waived the performance by POP nor PennyMac Corp. of any action, if POP’s or PennyMac Corp.’s failure to perform such action would cause the Underlying POP Repurchase Transaction to be in default in any material respect nor, except to the extent approved in writing by Buyer, has any Seller waived any such default resulting from any action or inaction by POP or PennyMac Corp.

(g)No Defaults.  Except to the extent approved in writing by Buyer, there is no default, breach, violation or event of acceleration existing under the Underlying POP Repurchase Documents and no event has occurred which, with the passage of time or giving of notice or both and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and no Seller nor its predecessors in interest have waived any such default, breach, violation or event of acceleration.

(h)Delivery of Underlying POP Repurchase Documents.  True and correct copies of the Underlying POP Repurchase Documents have been delivered to Buyer.

(i)Underlying POP Repurchase Transaction Not Assigned.  No Underlying POP Repurchase Transaction Document is assigned to any third party.  The Underlying POP Repurchase Documents permit Sellers to sell, assign, pledge, transfer or rehypothecate the Loans and all other collateral purchased by Sellers pursuant to the Underlying POP Repurchase Documents.

(j)Solvency.  The transfer of the Loans subject to the Underlying POP Repurchase Documents is not undertaken with the intent to hinder, delay or defraud any of PennyMac Corp.’s creditors.  PennyMac Corp. is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and pledge of the Loans pursuant to the Underlying POP Repurchase Documents (i) will not cause PennyMac Corp. to become insolvent, (ii) will not result in any property remaining with PennyMac Corp. to be unreasonably small capital, and (iii) will not result in debts that would be beyond PennyMac Corp.’s ability to pay as same mature.  PennyMac Corp. receives reasonably equivalent value in exchange for the transfer and pledge of the Loans in accordance with the Underlying POP Repurchase Documents.

(k)Ownership.  The applicable Seller is the sole owner and holder of the underlying Loan. The Loans have not been assigned or pledged by the applicable Seller other than pursuant to this Agreement.  The applicable Seller has good, indefeasible and marketable title to the Loans, and has full right to transfer, pledge and assign the Loans to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge the Loans pursuant to this Agreement, and following the transfer and pledge of the Loans, Buyer will hold such Loans free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of the Agreement.

(l)Financial Information.  All financial data, including, without limitation the statements of cash flow and income and operating expenses, that have been delivered to Buyer (i) are true, complete, and correct in all material respects, and (ii) accurately represent the financial condition of POP and PennyMac Corp. as of the date of such reports.

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(m)Loans Assignable; Buyer’s Security Interest.  The underlying Mortgage Loan Documents and Underlying POP Repurchase Documents have been delivered to Buyer and (i) the UCC-1 Financing Statement naming PennyMac Corp. as debtor and POP as secured party and identifying the Loans as collateral has been filed in the applicable filing office.

(n)No Custodial Arrangement. There is no agreement or arrangement with any third party to hold the Mortgage Loan Documents pursuant to the Underlying POP Repurchase Transaction.

(o)POP Diligence.  The applicable Seller has delivered to Buyer all information regarding  POP and PennyMac Corp. that Buyer has requested and such information is satisfactory to Buyer in all material respects.

(p)Underlying POP Repurchase Documents. The Underlying POP Repurchase Documents are “repurchase agreements” within the meaning of Section 559 of the Bankruptcy Code.

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